Exhibit 99.1

CLAIRE’S STORES, INC. REPORTS MARCH
COMPARABLE STORE SALES INCREASE TEN PERCENT

     PEMBROKE PINES, FL., April 8, 2004. Claire’s Stores, Inc. (NYSE:CLE) reported today that comparable store sales for the five weeks ended April 3, 2004 increased ten percent following a three percent increase in comparable store sales during the corresponding five-week period last year. Total sales during the five-week period ended April 3, 2004 increased 16 percent to $105,782,000 compared with $90,806,000 for the comparable five-week period last year.

     Comparable store sales results for March 2004 compared to March 2003 were as follows:

     • Claire’s North America: positive mid teens

     • Claire’s International: negative mid single digits

     • Icing by Claire’s: positive low twenties

     Bonnie Schaefer, Co-Chairman and Co-CEO of Claire’s Stores, Inc. said, “Profitability levels in our international division, consisting of stores in Europe, Ireland and the United Kingdom, continue to meet expectations. While comparable store sales continue to fluctuate each month, they are remaining in negative single digit territory. Last year, our UK based stores sold approximately $1.1 million of merchandise in connection with a bi-annual celebration. The absence of that celebration this year negatively impacted our March same store sales, but will have a beneficial effect next year. If the celebration had occurred this fiscal year and generated the same $1.1 million of sales, comparable store sales in our international division would have declined by low single digits versus the mid single digit decline reported. We are continuing the process, started in Fiscal 2004, of implementing a significant number of changes in the way in which we do business in our international division. These changes span many aspects of our operations, including such diverse activities as inventory selection, product mix, plan-o-gram implementation and customer service. Measurable progress has been made in those areas where sufficient time has passed for changes to take effect. We expect this progress to continue and anticipate improved comparable store sales during the second half of the fiscal year. “

     Marla Schaefer, Co-Chairman and Co-CEO of Claire’s Stores, Inc. said, “The momentum that began in February when significant amounts of spring merchandise were placed in our North American stores continued throughout March as new inventory flowed into both Claire’s and Icing by Claire’s. Our customers are reacting enthusiastically to the wide range of colors and styles we are offering. Traffic remains strong at Claire’s and Icing by Claire’s, with brisk demand for both jewelry and accessories.”

CLAIRE’S STORES, INC.
(Monthly Sales in 000’s)

			TOTAL	COMP. STORE
REPORTING PERIOD	FY 2005	FY 2004	CHANGE	CHANGE
February	$82,229	$66,858	23%	15%
March	$105,782	$90,806	16%	10%
Year to Date	$188,011	$157,664	19%	12%

Company Overview

Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of April 3, 2004, Claire’s Stores, Inc. operated approximately 2,830 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, Switzerland, Austria, Germany and France. Claire’s Stores, Inc. also operates through its subsidiary Claire’s Nippon, Co., Ltd., 130 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $25 billion specialty retailer headquartered in Japan.

Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s Internet home page: http://www.clairestores.com.

Forward-looking Statements

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation, changes in consumer preferences and consumer spending for pre-teen and teen apparel and accessories, competition, general economic conditions, currency fluctuations, uncertainties generally associated with the specialty retailing business, and potential difficulties or delays in identifying, attracting and retaining qualified individuals to serve in senior management positions and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the fiscal year ended February 1, 2003. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations

Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com